UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 16, 2013

Commission File Number: 000-52752

W. S. INDUSTRIES INC.
(Exact name of registrant as specified in charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

98-0439650
(IRS Employer Identification Number)

Suite 1120, 470 Granville Street

Vancouver, British Columbia

V6C 1V5 Canada

 (Address of principal executive offices)

(604) 713-8010
(Registrant’s telephone number including area code)

815 Hornby Street

Suite 404, Vancouver, British Columbia

V6Z 2E6 Canada

(Former Address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item  5.01

Changes in Control of Registrant

Incorporated by reference to Item 5.02 below.

Item  5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensators Arrangements of Certain Officers

On April 16, 2013, James Dempsey, our sole director and officer, disposed of 17,957,680 shares of common stock of our company (representing approximately 85% of our outstanding shares of common stock) by way of a private sale to 0847473 B.C. Ltd. dba Micro Cap Et Al, a private company based in Vancouver, Canada (“Micro Cap”), for an aggregate of CDN$50,000. Mr. Dempsey subsequently tendered his resignation in all his capacities as a director and officer of our company. Effective April 16, 2013, we appointed Robert Bell as a director of our company, accepted the resignation of Mr. Dempsey and appointed Mr. Bell as President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of our company in place of Mr. Dempsey. Mr. Bell is a director and officer of Micro Cap. There are no disputes or disagreements relating to the resignation of Mr. Dempsey.

Micro Cap purchased our common stock in connection with a proposed transaction contemplated between our company and a company of which Mr. Bell is a director and officer. There can be no assurance that the proposed transaction will proceed or be effected.

The following sets forth a brief description of the business experience of Mr. Bell:

Mr. Bell, age 60, is a businessman and has served as President, Chief Executive Officer and a director of Rio Plata Exploration Corporation since August 2006. Mr. Bell has been an officer and director of private and public companies. As a senior officer and director of Britton Capital Corp. from 1991 to 1998, Mr. Bell had involvement in the stewardship of several public companies. Mr. Bell has also been the President of 0847473 B.C. Ltd dba Micro Cap et al, a private Vancouver, British Columbia, Canada based business involved in providing marketing, promotion and investor relations services to private and reporting companies, for over 15 years.

There are no related party transactions between our company and Mr. Bell.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2013	W. S. Industries Inc.

	By:	/s/ Robert Bell
Robert Bell
President